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PRESS RELEASE DATED SEPTEMBER 30, 2004                             EXHIBIT 99.1



PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES IMPROVED CAPITATION ENVIRONMENT

Thursday September 30, 1:36 pm ET

LOS ANGELES--(BUSINESS WIRE)--September 30, 2004--Primedex Health Systems, Inc. (OTCBB:PMDX - News), owner and operator of 54 freestanding outpatient medical diagnostic imaging facilities in California, announced the extension of three of its large capitation contracts with physician groups and Individual Practice Associations (IPAs) servicing approximately 190,000 members in aggregate. The extension of these contracts is coupled with pricing increases that, in aggregate, should add approximately $3 million in annualized revenue to Primedex. The extension of these agreements on improved financial terms is the result of Primedex's capital investment in advanced medical imaging technology over the last few years and its strategy of using its multi-modality centers in clusters to provide a full range of imaging services to the patients of large physician groups and IPAs.

Under its capitation agreements, Primedex receives from payors predetermined amounts per member, per month for providing medical imaging services. Under the agreements, the payors are contractually obligated to send their members to Primedex centers.

Howard G. Berger, M.D., president of Primedex, stated his belief that the capitation contract extensions and pricing increases are representative of the important role that Primdex continues to have in the healthcare delivery system of the communities in which it serves.


Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to fluctuations in the number of members in the capitated groups at any time, the estimated utilization of Primedex facilities by members, general business conditions and other risks described from time to time in Primedex's SEC reports, including its reports on Form 10-K and on Form 10-Q.


______________________
CONTACT:
     Primedex Health Systems, Inc.
     Mark Stolper
     Chief Financial Officer
     (310) 445-2800